Exhibit 99.1

Cubic Strengthens Financial Flexibility with Restructuring of Debt and Revolver Credit Increase

SAN DIEGO – March 30, 2020 – Cubic Corporation (NYSE:CUB) today announced it entered into an amended and restated credit agreement, providing Cubic with a new $450 million unsecured term loan and upsizing Cubic’s existing unsecured revolving credit facility from $800 million to $850 million. The maturity date of the revolving credit facility was extended to March 27, 2025 and the maturity date of the new term loan was established as of March 27, 2025. The term loan and any revolving credit facility loans will bear interest at a rate equal to either LIBOR plus a margin of 1.00 percent to 2.00 percent or an Alternate Base Rate plus a margin of 0.00 to 1.00 percent, consistent with the existing revolving credit facility.

Proceeds from the new term loan will be used for the early repayment of Cubic’s outstanding private placement and general corporate purposes. Under the new credit agreement, Cubic will be subject to more favorable terms and less restrictive covenants than those of the private placements. The new credit agreement includes a financial covenant providing that Cubic maintains a net leverage ratio of no greater than 4.0x, subject to being increased to 4.75x for a period of 12 months in connection with certain permitted acquisitions.

“We are committed to the health and safety of our employees as well as supporting our customers during this unprecedented and rapidly changing environment,” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “This transaction underscores the lending community’s confidence in our strategy and the strength of our mission critical offerings and near-record backlog.”

“We are very pleased with the successful execution of our new term loan as well as the upsizing and extension of our revolving credit facility. This transaction further strengthens Cubic’s financial flexibility through favorable pricing and covenants, an improved maturity profile and 30% additional capacity,” said Anshooman Aga, executive vice president and chief financial officer of Cubic Corporation. “We remain focused on lowering our net leverage ratio to our target of less than 3.0x.”

This transaction extends the average life of Cubic’s debt by approximately 1.4 years and decreases principal amortization over the next 24 months by approximately $49 million. Cubic will hedge the term loan by swapping the LIBOR exposure to a fixed rate over the five-year period to mitigate the risk of rising interest rates.

JPMorgan Chase Bank, N.A. will serve as the Administrative Agent for the credit facilities. JPMorgan Chase Bank, N.A., Bank of the West, MUFG Union Bank, N.A., Truist Bank and Wells Fargo Bank National Association acted as Joint Lead Bookrunners and Joint Lead Arrangers for the credit facilities.

A supplemental slide is available on the Investor Relations section of Cubic's website at https://www.cubic.com/investor-relations/events-presentations. The company’s response to COVID-19 can also be found on Cubic’s website at https://www.cubic.com/COVID-19.

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Investor Contact

Kirsten Nielsen
Investor Relations
Cubic Corporation

PH +1 212-331-9760
Kirsten.Nielsen@cubic.com